EXHIBIT 5.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

Re: Registration Statement on Form S-8 with respect to 5,000,000 shares of common stock, $0.001 par value

Ladies and Gentlemen:


      I am Corporate Counsel and Secretary of NetSol Technologies, Inc., a Nevada corporation (the "Company") and am familiar with its corporate affairs and proceedings. I have advised the Company with respect to the NetSol Technologies, Inc. 2004 Employee Stock Option Plan (the "Plan") and the proposed issuance and sale of 5,000,000 shares of the Company's Common Stock, par value $0.001 per share (the "Shares"), pursuant to awards granted under the Plan, all as described in the Registration Statement on Form S-8 (the "Registration Statement"), dated April 7, 2006, being filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission.


      I have examined the Registration Statement and the Plan. In addition, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company, certificates of public officials, and other documents as I have deemed necessary as a basis for my opinion hereafter expressed.


      Based on the foregoing, it is my opinion that the Shares have been duly and validly authorized and will be, when issued in accordance with the terms of the Plan, legally issued, fully paid and nonassessable.


      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me under the caption "Item 5. Interests of Named Experts and Counsel" in the Registration Statement.


Very truly yours,

NetSol Technologies, Inc.


/s/ Patti L. W. McGlasson
------------------------------------------------------
Patti L. W. McGlasson
Counsel and Secretary